As filed with the Securities and Exchange Commission on April 29, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VTTI Energy Partners LP
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Republic of the Marshall Islands	98-1169680
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
25-27 Buckingham Palace Road
London, SW1W 0PP, United Kingdom
+44 20 3772 0100
(Address and telephone number of Registrant’s principal executive offices)
Watson Farley & Williams LLP
250 West 55th Street
New York, New York 10019
(212) 922-2200
(Name, address and telephone number of agent for service)
Copies to:

Sean T. Wheeler Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(1)(2)(3)	Amount of registration fee(4)
Common units representing limited partner interests	—	—	$500,000,000	$50,350

(1)
There are being registered hereunder such presently indeterminate number of common units representing limited partner interests of VTTI Energy Partners LP, which may be offered and sold, on a primary basis, in such amount as shall result in an aggregate offering price not to exceed $500 million.

(2)
The proposed maximum aggregate offering price of the securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. In no event will the aggregate initial offering price of all securities offered from time to time pursuant to this registration statement exceed $500 million.

(4)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated April 29, 2016.

PROSPECTUS

VTTI Energy Partners LP

$500,000,000

Common Units Representing Limited Partner Interests

We may from time to time, in one or more offerings, offer and sell common units representing limited partner interests in VTTI Energy Partners LP described in this prospectus. We refer to the common units as the “securities.” The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $500 million.

We may offer and sell these securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. This prospectus describes only the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in which we will offer the securities and also may add, update or change information contained in this prospectus. The names of any underwriters and the specific terms of a plan of distribution will be stated in the prospectus supplement.
Our common units are traded on the New York Stock Exchange (the “NYSE”) under the symbol “VTTI.” We will provide information in the related prospectus supplement for the trading market, if any, for any securities that may be offered.

Investing in our securities involves risks. You should carefully consider the risk factors described under “Risk Factors” on page 4 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2016.

In making your investment decision, you should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference in this prospectus. We have not authorized anyone else to give you different information. We are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission (the “SEC”), incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may over time, in one or more offerings, offer and sell up to $500 million in total aggregate offering price of the securities described in this prospectus.

This prospectus provides you with a general description of VTTI Energy Partners LP and the securities that are registered hereunder that may be offered by us. Each time we sell any securities offered by this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. Any prospectus supplement may also add, update or change information contained in this prospectus. To the extent information in this prospectus is inconsistent with the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

The information in this prospectus is accurate as of its date. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Before you invest in our securities, you should carefully read this prospectus, including the “Risk Factors,” any prospectus supplement, the information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the heading “Where You Can Find More Information” in both this prospectus and any prospectus supplement) and any additional information you may need to make your investment decision.

Unless the context otherwise requires, references in this prospectus to “VTTI Energy Partners LP,” “the “Partnership,” “we,” “our,” “us” or similar terms refer to VTTI Energy Partners LP, a Marshall Islands limited partnership, and its subsidiaries, including VTTI MLP B.V., a company incorporated under the laws of the Netherlands. VTTI MLP B.V., or VTTI Operating, owns, directly or indirectly, 100% of the interests in the entities that own our terminal facilities located in Amsterdam, Netherlands, Belgium, Malaysia and the United States and 90% of the interests in our terminal facilities located in Rotterdam, Netherlands and United Arab Emirates. References in this prospectus to “our general partner” refer to VTTI Energy Partners GP LLC, a Marshall Islands limited liability company and the general partner of the Partnership. References in this prospectus to “VTTI” refer to VTTI B.V., a company incorporated under the laws of the Netherlands and our indirect parent.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at that address, at prescribed rates, or from the SEC’s website at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. You may also obtain information about us at the offices of the NYSE at 20 Broad Street, New York, NY, 10005, or on our website at www.vttienergypartners.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, we are required to file with the SEC annual reports on Form 20-F within four months of our fiscal year-end, and provide to the SEC other material information on Form 6-K. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website, also provided above, will make our annual reports on Form 20-F and our periodic reports filed with the SEC available, free of charge, as soon as reasonably practicable after those reports are electronically filed with the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K.

However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.
We incorporate by reference into this prospectus the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2015 filed on April 29, 2016 (our “2015 Annual Report”);

•	all subsequent annual reports on Form 20-F filed prior to the termination of this offering;

•
all subsequent current reports on Form 6-K furnished prior to the termination of this offering that we identify in such current reports as being incorporated by reference into the registration statement of which this prospectus is a part; and

•
the description of our common units contained in our Registration Statement on Form 8-A (File No. 001-36574), filed with the SEC on July 28, 2014, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.
You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our website at www.vttienergypartners.com, or by writing or calling us at the following address:
VTTI Energy Partners LP
25-27 Buckingham Palace Road
London, SW1W 0PP, United Kingdom
+44 20 3772 0100

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than its respective date.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference contain certain forward-looking statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. These forward-looking statements reflect management’s current views only as of the date of this prospectus and are not intended to give any assurance as to future results. As a result, unitholders are cautioned not to rely on any forward-looking statements.

Forward-looking statements appear in a number of places in this prospectus and include statements with respect to, among other things:

•	future operating or financial results and future revenues and expenses;

•	our future financial condition and liquidity;

•	significant interruptions in the operations of our customers;

•	future supply of, and demand for, refined petroleum products and crude oil;

•	our ability to renew or extend terminaling services agreements;

•	the credit risk of our customers;

•	our ability to retain our key customers, including Vitol;

•	operational hazards and unforeseen interruptions, including interruptions from terrorist attacks, hurricanes, floods or severe storms;

•	volatility in energy prices;

•	competition from other terminals;

•	changes in trade patterns and the global flow of oil;

•	future or pending acquisitions of terminals or other assets, business strategy, areas of possible expansion and expected capital spending or operating expenses;

•	the ability of our customers to obtain access to shipping, barge facilities, third party pipelines or other transportation facilities;

•	maintenance or remediation capital expenditures on our terminals;

•	environmental and regulatory conditions, including changes in such laws relating to climate change or greenhouse gases;

•	health and safety regulatory conditions, including changes in such laws;

•	costs and liabilities in responding to contamination at our facilities;

•	our ability to obtain financing;

•	restrictions in our Credit Facilities and debt agreements, including expected compliance and effect of restrictive covenants in such facilities;

•	fluctuations in currencies and interest rates;

•	the adoption of derivatives legislation by Congress;

•	our ability to retain key officers and personnel;

•
the expected cost of, and our ability to comply with, governmental regulations and self-regulatory organization standards, as well as standard regulations imposed by our customers applicable to our business;

•	risks associated with our international operations;

•	compliance with the U.S. Foreign Corrupt Practices Act or the U.K. Bribery Act;

•	risks associated with VTTI’s potential business activities involving countries, entities, and individuals subject to restrictions imposed by U.S. or other governments;

•	tax liabilities associated with indirect taxes on the products we service; and

•	other factors listed from time to time in the reports and other documents that we file with the SEC.

These and other forward-looking statements are subject to risks, uncertainties and assumptions, including those risks discussed in the reports we file with the SEC and that are incorporated in this prospectus by reference. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control.
Forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us and, therefore, involve a number of risks and uncertainties, including those risks discussed in the reports we file with the SEC. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.
We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

ABOUT VTTI ENERGY PARTNERS LP

We are a fee-based, growth-oriented publicly traded limited partnership formed on April 11, 2014 by VTTI, one of the world’s largest independent energy terminaling businesses, to own, operate, develop and acquire refined petroleum product and crude oil terminaling and related energy infrastructure assets on a global scale. In conjunction with our initial public offering (our “IPO”) on August 6, 2014, we acquired a 36.0% interest in VTTI Operating, which, as of December 31, 2015, owned a portfolio of 6 terminals with 396 tanks and 35.7 million barrels of refined petroleum product and crude oil storage capacity located in Europe, the Middle East, Asia, and North America. On July 1, 2015, we acquired an additional 6.6% economic interest in VTTI Operating and as of December 31, 2015 our interest in VTTI Operating was 42.6%. VTTI indirectly owns 20,125,000 subordinated units and, through its ownership of our general partner, all of our incentive distribution rights and a 2.0% general partner interest in us, represented by 821,429 general partner units.

The Partnership was formed under the laws of the Republic of the Marshall Islands and we maintain our principal executive offices at 25-27 Buckingham Palace Road, London, SW1W 0PP, United Kingdom. The Partnership’s telephone number at that address is +44 20 3772 0110. The Partnership’s agent for service of process in the United States is Watson Farley & Williams LLP. The address of Watson Farley & Williams LLP is 250 West 55th Street, New York, New York 10019.

RISK FACTORS

An investment in our securities involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this prospectus and any prospectus supplement, including those in “Item 3—Key Information—Risk Factors” in our 2015 Annual Report, as updated by annual and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, in evaluating an investment in the securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

USE OF PROCEEDS

Except as otherwise provided in an applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities covered by this prospectus for customary partnership purposes.

The actual application of proceeds we receive from any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering.

CAPITALIZATION
Information regarding our historical cash and capitalization as of December 31, 2015 is incorporated by reference herein from our 2015 Annual Report.

DESCRIPTION OF THE COMMON UNITS

A description of our Common Units can be found in our registration statement on the description of our Common Units which is contained in our registration statement on Form 8-A (File No. 001-36574), filed with the SEC on July 28, 2014, including any subsequent amendments or reports filed for the purpose of updating such description.

SUMMARY OF OUR PARTNERSHIP AGREEMENT

A copy of our partnership agreement is filed as an exhibit to the registration statement of which this prospectus is a part. A summary of the important provisions of our partnership agreement and the rights and privileges of our unitholders is included in our Annual Report on Form 20-F for the year ended December 31, 2015 and our registration statement on Form 8-A (File No. 001-36574), filed with the SEC on July 28, 2014, including any subsequent amendments or reports filed for the purpose of updating such description. Please read “Where You Can Find More Information.”

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

General

Rationale for Our Cash Distribution Policy

Our cash distribution policy reflects a judgment that our unitholders will be better served by our distributing our available cash (after deducting expenses, including maintenance and replacement capital expenditures and reserves) rather than retaining it. Because we believe we will generally finance any expansion capital expenditures from external financing sources, we believe that our investors are best served by our distributing all of our available cash. Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly (after deducting expenses, including maintenance and replacement capital expenditures and reserves).

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

●
Our unitholders have no contractual or other legal right to receive distributions other than the obligation under our partnership agreement to distribute available cash on a quarterly basis, which is subject to the broad discretion of our general partner to establish reserves and other limitations.

●
We will be subject to restrictions on distributions under the financing agreements relating to our credit facilities. Our financing agreements contain material financial tests and covenants that must be satisfied in order to pay distributions. If we are unable to satisfy the restrictions included in any of our financing agreements or are otherwise in default under any of those agreements, as a result of our debt levels or otherwise, we will not be able to make cash distributions to you, notwithstanding our stated cash distribution policy.

●
Although our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions contained therein requiring us to make cash distributions, may be amended. During the subordination period, with certain exceptions, our partnership agreement may not be amended without the approval of non-affiliated common unitholders. After the subordination period has ended, our partnership agreement can be amended with the approval of a majority of the outstanding common units.

●
Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

●
Under Section 51 of the Marshall Islands Act, we may not make a distribution to you if the distribution would cause our liabilities, other than liabilities to partners on account of their partnership interest and liabilities for which the recourse of creditors is limited to specified property of ours, to exceed the fair value of our assets, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in our assets only to the extent that the fair value of that property exceeds that liability.

●
We may lack sufficient cash to pay distributions to our unitholders due to decreases in total operating revenues, decreases in terminaling services fees, increases in operating or general and administrative expenses, principal and interest payments on outstanding debt, taxes, working capital requirements, maintenance and replacement capital expenditures or anticipated cash needs.

Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of existing and future indebtedness, applicable limited partnership and limited liability company laws in the Marshall Islands and other laws and regulations.

Distributions of Available Cash

General

Within 45 days after the end of each quarter, we distribute all of our available cash (defined below) to unitholders of record on the applicable record date.

Definition of Available Cash

Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter (including our proportionate share of cash on hand of any subsidiaries we do not wholly own):

●	less, the amount of cash reserves (including our proportionate share of cash reserves of any subsidiaries we do not wholly own) established by our general partner and our subsidiaries to:

●	provide for the proper conduct of our business (including reserves for future capital expenditures and for our anticipated credit needs);

●	comply with applicable law, any of our debt instruments or other agreements; and/or

●
provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (except to the extent establishing such reserves would cause us to not be able to distribute the minimum quarterly distribution (plus any arrearage) for such quarter);

●
plus, if our general partner so determines, all cash on hand (including our proportionate share of cash on hand of any subsidiaries we do not wholly own) on the date of determination of available cash for the quarter resulting from (1) working capital borrowings made after the end of the quarter and (2) cash distributions received after the end of the quarter from any equity interest in any person (other than a subsidiary of us), which distributions are paid by such person in respect of operations conducted by such person during such quarter. Working capital borrowings are generally borrowings that are made under a revolving credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

Minimum Quarterly Distribution

Common and subordinated unitholders are entitled under our partnership agreement to receive a quarterly distribution of at least $0.2625 per unit, or $1.05 per unit per year, to the extent we have sufficient cash on hand to pay the distribution after we establish cash reserves and pay fees and expenses. There is no guarantee that we will pay the minimum quarterly distribution on the common units and subordinated units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement. We will be effectively prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is then existing, under our financing agreements.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders will be characterized as either being paid from “operating surplus” or “capital surplus”. We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Definition of Operating Surplus

Operating surplus for any period generally means:

●	$32.0 million; plus

●
all of our cash receipts (including our proportionate share of cash receipts of any subsidiaries we do not wholly own) (provided that cash receipts from the termination of an interest rate, currency or commodity hedge contract prior to its specified termination date will be included in operating surplus in equal quarterly installments over the remaining scheduled life of such hedge contract), excluding cash from (1) borrowings, other than working capital borrowings, (2) sales of equity and debt securities, (3) sales or other dispositions of assets outside the ordinary course of business, (4) capital contributions or (5) corporate reorganizations or restructurings; plus

●
working capital borrowings (including our proportionate share of working capital borrowings for any subsidiaries we do not wholly own) made after the end of a quarter but before the date of determination of operating surplus for the quarter; plus

●
interest paid on debt incurred (including periodic net payments under related hedge contracts) and cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights and our proportionate share of such interest and cash distributions paid by any subsidiaries we do not wholly own), in each case, to finance all or any portion of the construction, replacement or improvement of a capital asset (such as a terminal) in respect of the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus

●
interest paid on debt incurred (including periodic net payments under related hedge contracts) and cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights and our proportionate share of such interest and cash distributions paid by any subsidiaries we do not wholly own), in each case, to pay the construction period interest on debt incurred (including periodic net payments under related interest rate swap agreements), or to pay construction period distributions on equity issued, to finance the construction projects described in the immediately preceding bullet; less

●
all of our “operating expenditures” (which includes maintenance and replacement capital expenditures and is further described below) (including our proportionate share of operating expenditures by any subsidiaries we do not wholly own); less

●
the amount of cash reserves (including our proportionate share of cash reserves for any subsidiaries we do not wholly own) established by our general partner to provide funds for future operating expenditures; less

●	any cash loss realized on dispositions of assets acquired using investment capital expenditures; less

●	all working capital borrowings (including our proportionate share of working capital borrowings by any subsidiaries we do not wholly own) not repaid within twelve months after having been incurred.

If a working capital borrowing, which increases operating surplus, is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will not be treated as a reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

As described above, operating surplus includes a provision that will enable us, if we choose, to distribute as operating surplus up to $32.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity securities or interest payments on debt in operating surplus would be to increase operating surplus by the amount of any such cash distributions or interest payments. As a result, we may also distribute as operating surplus up to the amount of any such cash distributions or interest payments we receive from non-operating sources.

Operating expenditures generally means all of our cash expenditures, including but not limited to taxes, employee and director compensation, reimbursement of expenses to our general partner, repayment of working capital borrowings, debt service payments, payments made under any interest rate, currency or commodity hedge contracts (provided that payments made in connection with the termination of any hedge contract prior to the expiration of its specified termination date be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such hedge contract) and maintenance and replacement capital expenditures (which are discussed in further detail under “—Capital Expenditures” below), provided that operating expenditures will not include:

●	deemed repayments of working capital borrowings deducted from operating surplus pursuant to the last bullet point of the definition of operating surplus above when such repayment actually occurs;

●	payments (including prepayments and payment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

●	expansion capital expenditures or investment capital expenditures (which are discussed in further detail under “—Capital Expenditures” below);

●	payment of transaction expenses (including taxes) relating to interim capital transactions;

●	distributions to partners; or

●	repurchases of partnership interests (excluding repurchases we make to satisfy obligations under employee benefit plans).

Capital Expenditures

For purposes of determining operating surplus, capital expenditures are classified as either maintenance and replacement capital expenditures, expansion capital expenditures or investment capital expenditures. Maintenance and replacement capital expenditures are those capital expenditures required to maintain, over the long-term, the operating capacity of or the revenue generated by our capital assets.

Expansion capital expenditures are those capital expenditures that increase the operating capacity of or the revenue generated by our capital assets. To the extent, however, that capital expenditures associated with acquiring a new terminal or improving an existing terminal increase the revenues or the operating capacity of our terminals, those capital expenditures would be classified as expansion capital expenditures.

Investment capital expenditures are those capital expenditures that are neither maintenance and replacement capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of equity securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes.

Examples of maintenance and replacement capital expenditures include capital expenditures associated with modifying an existing terminal or acquiring a new terminal, to the extent such expenditures are incurred to maintain the operating capacity of or the revenue generated by our terminals. Maintenance and replacement capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights) to finance the acquisition or construction of a replacement terminal and paid in respect of the construction period. We define construction period as the period beginning on the date that we enter into a binding acquisition or construction contract and ending on the earlier of the date that the replacement terminal commences commercial service or the date that the replacement terminal is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction period interest payments, and distributions on such equity (including the amount of any incremental distributions made to the holders of our incentive distribution rights) will also be considered maintenance and replacement capital expenditures.

Definition of Capital Surplus

Capital surplus generally will be generated only by:

●	borrowings other than working capital borrowings;

●	sales of debt and equity securities; and

●
sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or non-current assets sold as part of normal retirements or replacements of assets.

Characterization of Cash Distributions

We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $32.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Subordination Period

General

During the subordination period, which we define below, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.2625 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Distribution arrearages do not accrue on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash from operating surplus to be distributed on the common units.

Definition of Subordination Period

The subordination period will extend until the second business day following the distribution of available cash from operating surplus in respect of any quarter, ending on or after September 30, 2017, that each of the following tests are met:

●
distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive non-overlapping four-quarter periods immediately preceding that date;

●
the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted weighted average basis during those periods; and

●	there are no outstanding arrearages in payment of the minimum quarterly distribution on the common units.

If the unitholders remove our general partner without cause, the subordination period may end before September 30, 2017.

For purposes of determining whether the tests in the bullets above have been met, the three consecutive, non-overlapping four-quarter periods for which the determination is being made may include one or more quarters with respect to which arrearages in the payment of the minimum quarterly distribution on the common units have accrued, provided that all such arrearages have been repaid prior to the end of each such four-quarter period.

If the expiration of the subordination period occurs as a result of us having met the tests described above, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash.

Early Termination of Subordination Period

Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day following the distribution of available cash in respect of any quarter, beginning with the quarter ending September 30, 2015, that each of the following tests is met:

●
distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded $1.575 (150.0% of the annualized minimum quarterly distribution) for the four-quarter period immediately preceding that date;

●
the “adjusted operating surplus” (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of (1) $1.575 (150.0% of the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units during those periods on a fully diluted basis, and (2) the corresponding distribution on the incentive distribution rights; and

●	there are no outstanding arrearages in payment of the minimum quarterly distributions on the common units.

Definition of Adjusted Operating Surplus

Adjusted operating surplus for any period generally means:

●
operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet point under “—Operating Surplus and Capital Surplus—Definition of Operating Surplus” above); less

●
the amount of any net increase in working capital borrowings (including our proportionate share of any changes in working capital borrowings of any subsidiaries we do not wholly own) with respect to that period; less

●
the amount of any net reduction in cash reserves for operating expenditures (including our proportionate share of cash reserves of any subsidiaries we do not wholly own) over that period not relating to an operating expenditure made during that period; plus

●
the amount of any net decrease in working capital borrowings (including our proportionate share of any changes in working capital borrowings of any subsidiaries we do not wholly own) with respect to that period; plus

●
the amount of any net increase in cash reserves for operating expenditures (including our proportionate share of cash reserves of any subsidiaries we do not wholly own) over that period required by any debt instrument for the repayment of principal, interest or premium; plus

●
the amount of any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent period.

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

Distributions of Available Cash From Operating Surplus During the Subordination Period

We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

●
first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

●
second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

●
third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

●	thereafter, in the manner described in “—General Partner Interest” and “—Incentive Distribution Rights” below.

The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Distributions of Available Cash From Operating Surplus After the Subordination Period

We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

●	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

●	thereafter, in the manner described in “—General Partner Interest” and “—Incentive Distribution Rights” below.

The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

General Partner Interest

Our partnership agreement provides that our general partner is currently entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest if we issue additional units. Our general partner’s 2.0% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest. Our general partner will be entitled to make a capital contribution in order to maintain its 2.0% general partner interest in the form of the contribution to us of common units based on the current market value of the contributed common units.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds all of our incentive distribution rights. The incentive distribution rights may be transferred separately from any other interests without a vote of our unitholders. Any transfer by our general partner of the incentive distribution rights would not change the percentage allocations of quarterly distributions with respect to such rights.

If for any quarter:

●	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

●	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

●	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives a total of $0.301875 per unit for that quarter (the “first target distribution”);

●
second, 85.0% to all unitholders, pro rata, 2.0% to our general partner and 13.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $0.328125 per unit for that quarter (the “second target distribution”);

●
third, 75.0% to all unitholders, pro rata, 2.0% to our general partner and 23.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $0.393750 per unit for that quarter (the “third target distribution”); and

●	thereafter, 50.0% to all unitholders, pro rata, 2.0% to our general partner and 48.0% to the holders of the incentive distribution rights, pro rata.

The percentage interests set forth above assume that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Effect of Removal of Our General Partner on the Subordination Period

If the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of such removal:

●
the subordination period will end and each subordinated unit will immediately convert into one common unit and will then participate pro rata with the other common units in distributions of available cash;

●	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

●	our general partner will have the right to convert its general partner interest into common units or to receive cash in exchange for that interest.

Percentage Allocations of Available Cash From Operating Surplus

The following table illustrates the percentage allocations of the additional available cash from operating surplus among the unitholders, our general partner and the holders of the incentive distribution rights up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of the unitholders, our general partner and the holders of the incentive distribution rights in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount”, until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders, our general partner and the holders of the incentive distribution rights for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests shown for our general partner include its 2.0% general partner interest only and assume that our general partner has contributed any capital necessary to maintain its 2.0% general partner interest.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount			Holders of IDRs
		Unitholders	General Partner
Minimum Quarterly Distribution	$0.2625	98.0%	2.0%	0.0%
First Target Distribution	up to $0.301875	98.0%	2.0%	0.0%
Second Target Distribution	above $0.301875 up to $0.328125	85.0%	2.0%	13.0%
Third Target Distribution	above $0.328125 up to $0.393750	75.0%	2.0%	23.0%
Thereafter	above $0.393750	50.0%	2.0%	48.0%

Our General Partner’s Right to Reset Incentive Distribution Levels
Our general partner, as the initial holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right of the holders of our incentive distribution rights to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to our general partner would be set. Our general partner’s right to reset the minimum quarterly distribution amount and the cash target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner’s board of directors, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. If at the time of any election to reset the minimum quarterly distribution amount and the cash target distribution levels our general partner and its affiliates are not the holders of a majority of the incentive distribution rights, then any such election to reset shall be subject to the prior written concurrence of our general partner that the conditions described in the immediately preceding sentence have been satisfied. The reset minimum quarterly distribution amount and cash target distribution levels will be higher than the minimum quarterly distribution amount and the cash target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset cash target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.
In connection with the resetting of the minimum quarterly distribution amount and the cash target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the cash target distribution levels prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period. We will also issue an additional amount of general partner units in order to maintain the general partner’s ownership interest in us relative to the issuance of the additional common units.

The number of common units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the cash target distribution levels then in effect would be equal to (x) the average amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election divided by (y) the average of the amount of cash distributed per common unit during each of these two quarters. The issuance of the additional common units will be conditioned upon approval of the listing or admission for trading of such common units by the national securities exchange on which the common units are then listed or admitted for trading.

Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”) and the cash target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

●	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives an amount equal to 115.0% of the reset minimum quarterly distribution for that quarter;

●
second, 85.0% to all unitholders, pro rata, 2.0% to our general partner and 13.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for that quarter;

●
third, 75.0% to all unitholders, pro rata, 2.0% to our general partner and 23.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for that quarter; and

●	thereafter, 50.0% to all unitholders, pro rata, 2.0% to our general partner and 48.0% to the holders of the incentive distribution rights, pro rata.

Assuming that it continues to hold a majority of our incentive distribution rights, VTTI will be entitled to cause the minimum quarterly distribution amount and the cash target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when the holders of the incentive distribution rights have received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that the holders of incentive distribution rights are entitled to receive under our partnership agreement.

Distributions From Capital Surplus

How Distributions From Capital Surplus Will Be Made

We will make distributions of available cash from capital surplus, if any, in the following manner:

●	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until the minimum quarterly distribution is reduced to zero, as described below;

●
second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

●	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus

The partnership agreement treats a distribution of capital surplus as the repayment of the consideration for the issuance of the units, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the cash target distribution levels will be reduced in the same proportion as the distribution had to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we reduce the minimum quarterly distribution and the cash target distribution levels to zero, we will then make all future distributions 50.0% to the holders of units, 2.0% to our general partner and 48.0% to the holders of the incentive distribution rights (initially, our general partner). The 2.0% interests shown for our general partner assumes that our general partner maintains its 2.0% general partner interest.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and cash target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

●	the minimum quarterly distribution;

●	the cash target distribution levels; and

●	the initial unit price.

For example, if a two-for-one split of the common and subordinated units should occur, the minimum quarterly distribution, the cash target distribution levels and the initial unit price would each be reduced to 50.0% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine our subordinated units or subdivide our subordinated units, using the same ratio applied to the common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will apply the proceeds of liquidation in the manner set forth below.

If, as of the date three trading days prior to the announcement of the proposed liquidation, the average closing price for our common units for the preceding 20 trading days (or the current market price) is greater than the sum of:

●	any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; plus

●	the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

then the proceeds of the liquidation will be applied as follows:

●	first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the current market price of our common units;

●
second, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each subordinated unit an amount equal to the current market price of our common units; and

●	thereafter, 50.0% to all unitholders, pro rata, 48.0% to holders of incentive distribution rights and 2.0% to our general partner.

If, as of the date three trading days prior to the announcement of the proposed liquidation, the current market price of our common units is equal to or less than the sum of:

●	any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; plus

●	the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

then the proceeds of the liquidation will be applied as follows:

●
first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

●
second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

●
third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding subordinated unit an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation); and

●	thereafter, 50.0% to all unitholders, pro rata, 48.0% to holders of incentive distribution rights and 2.0% to our general partner.

The immediately preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of the material U.S. federal income tax consequences that may be relevant to prospective unitholders and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the ‘‘Internal Revenue Code’’), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the ‘‘Treasury Regulations’’) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to ‘‘us’’ or ‘‘we’’ are references to VTTI Energy Partners LP and our subsidiaries.
The following discussion applies only to beneficial owners of common units that own the common units as “capital assets” within the meaning of Section 1221 of the Code and does not comment on all U.S. federal income tax matters affecting us or our unitholders. Moreover, the discussion has only limited application to entities treated as partnerships for U.S. federal income tax purposes, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, non-U.S. persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, real estate investment trusts (REITs)

or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose ‘‘functional currency’’ is not the U.S. dollar, persons holding their units as part of a ‘‘straddle,’’ ‘‘hedge,’’ ‘‘conversion transaction’’ or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Code. In addition, the discussion only comments to a limited extent on state, local and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of common units and potential changes in applicable tax laws.
No ruling has been requested from the Internal Revenue Service (the “IRS”) regarding any matter affecting us or our unitholders. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and for incentive distributions to our general partner and, thus, will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.
All statements as to matters of U.S. federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us.
Election to Be Treated as a Corporation
We have elected to be treated as a corporation for U.S. federal income tax purposes. As a result, (and subject to the discussion below in “—PFIC Status and Significant Tax Consequences—Taxation of U.S. Holders Making a Timely QEF Election”) U.S. Holders (as defined below) will not be directly subject to U.S. federal income tax on our income, but rather will be subject to U.S. federal income tax on distributions received from us and dispositions of units as described below.
U.S. Federal Income Taxation of U.S. Holders
As used herein, the term “U.S. Holder” means a beneficial owner of our common units that owns (actually or constructively) less than 10% of our equity and that is:

•	an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes),

•	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•
a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions
Subject to the discussion below of the rules applicable to passive foreign investment companies (“PFICs”), any distributions to a U.S. Holder made by us with respect to our common units, generally, will constitute dividends to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent the amount of a distribution exceeds our current and accumulated earnings and profits, the distribution will be treated first as a nontaxable return of capital to the extent of a U.S. Holder's adjusted tax basis in the common units and thereafter as capital gain. U.S. Holders that are corporations, generally, will not be entitled to claim a dividends received deduction with respect to distributions they receive from us because we are not a U.S. corporation. Dividends received with respect to our common units, generally, will be treated as foreign source “passive category income” for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.
Dividends received with respect to our common units by a U.S. Holder that is an individual, trust or estate, or a “U.S. Individual Holder,” generally, will be treated as “qualified dividend income,” which is taxable to such U.S. Individual Holder at preferential tax rates provided that: (1) our common units are readily tradable on an established securities market in the United States;

(2) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below under “—PFIC Status and Significant Tax Consequences”); (3) the U.S. Individual Holder has owned the common units for more than 60 days during the 121-day period beginning 60 days before the date on which the common units become ex-dividend (and has not entered into certain risk limiting transactions with respect to such common units); and (4) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. There is no assurance that any dividends paid on our common units will be eligible for these preferential rates in the hands of a U.S. Individual Holder, and any dividends paid on our common units that are not eligible for these preferential rates will be taxed at ordinary income rates to a U.S. Individual Holder.
Special rules may apply to any amounts received in respect of our common units that are treated as “extraordinary dividends.” In general, an extraordinary dividend is a dividend with respect to a common unit that is equal to or in excess of 10% of a unitholder’s adjusted tax basis (or fair market value upon the unitholder’s election) in such common unit. In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20% of a unitholder’s adjusted tax basis (or fair market value). If we pay an “extraordinary dividend” on our common units that is treated as “qualified dividend income,” then any loss recognized by a U.S. Individual Holder from the sale or exchange of such common units will be treated as long-term capital loss to the extent of the amount of such dividend.
Sale, Exchange or Other Disposition of Common Units
Subject to the discussion below of the rules applicable to PFICs, a U.S. Holder, generally, will recognize capital gain or loss upon a sale, exchange or other disposition of our units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such units. The U.S. Holder’s initial tax basis in its units, generally, will be the U.S. Holder’s purchase price for the units and that tax basis will be reduced (but not below zero) by the amount of any distributions on the units that are treated as nontaxable returns of capital (as discussed above under “—Distributions”). Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Certain U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to limitations. Such capital gain or loss, generally, will be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes.
Medicare Tax on Net Investment Income
Certain U.S. Holders, including U.S. Individual Holders, will be subject to a 3.8% Medicare tax, or NIIT, on certain net investment income. For these purposes, net investment income, generally, includes dividends and capital gains realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (1) the unitholder’s net investment income and (2) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income and (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. Prospective unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our common units.
PFIC Status and Significant Tax Consequences
Adverse U.S. federal income tax rules apply to a U.S. Holder that owns an equity interest in a non-U.S. corporation that is classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which the holder held our units, either:

•
at least 75% of our gross income (including the gross income of our subsidiaries) for such taxable year consists of passive income (e.g., dividends, interest, capital gains from the sale or exchange of investment property and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the assets held by us (including the assets of our subsidiaries) during such taxable year produce, or are held for the production of, passive income.
Income earned, or treated as earned (for U.S. federal income tax purposes), by us in connection with the performance of services would not constitute passive income. By contrast, rental income, generally, would constitute passive income unless we were treated as deriving that rental income in the active conduct of a trade or business under the applicable rules.

Based on our past, current and projected methods of operation we do not believe that we were, are or will be a PFIC for any taxable year. Our U.S. counsel, Latham & Watkins LLP, has concluded that the income our subsidiaries earn from certain of our terminal storage, terminal handling and related services should not constitute passive income for purposes of determining whether we are a PFIC. In addition, we have represented to our U.S. counsel that more than 25% of our gross income for each of our taxable years arose or will arise from such service activities, and that more than 50% of the average value of our assets for each such year was or will be attributable to assets held for the production of such nonpassive income. Assuming the composition of our income and assets is consistent with these representations, and assuming the accuracy of other representations we have made to our U.S. counsel for purposes of their opinion, our U.S. counsel is of the opinion that we should not be a PFIC for any taxable year.
Distinguishing between arrangements treated as generating rental income, which may constitute passive income for purposes of determining our PFIC status, and those treated as generating services income, involves weighing and balancing competing factual considerations, and there is no legal authority under the PFIC rules addressing our specific method of operation. Conclusions in this area therefore remain matters of interpretation. We have not and do not expect to seek a ruling from the IRS on the treatment of income generated from our terminal operations, and the opinion of our counsel is not binding on the IRS or any court. Thus, while the opinion of our counsel supports our position, it is possible that the IRS or a court could disagree with this position and the opinion of our counsel. In addition, although we intend to conduct our affairs in a manner designed to avoid being classified as a PFIC with respect to any taxable year, we cannot assure unitholders that the nature of our operations will not change in the future and that we will not become a PFIC in any future taxable year.
As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which we refer to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common units, as discussed below. If we are a PFIC, a U.S. Holder will be subject to the PFIC rules described herein with respect to any of our subsidiaries that are PFICs. However, the mark-to-market election discussed below will likely not be available with respect to shares of such PFIC subsidiaries. In addition, if a U.S. Holder owns our common units during any taxable year that we are a PFIC, such units owned by such holder will be treated as PFIC units even if we are not a PFIC in a subsequent year and, if the total value of all PFIC stock that such holder directly or indirectly owns exceeds certain thresholds, such holder must file an annual report with the IRS.
The PFIC rules are complex, and you are encouraged to consult your own tax advisor regarding the PFIC rules, including the annual PFIC reporting requirement.
Taxation of U.S. Holders Making a Timely QEF Election
If we were to be treated as a PFIC for any taxable year, and a U.S. Holder makes a timely QEF election, such holder hereinafter an “Electing Holder,” then, for U.S. federal income tax purposes, the Electing Holder must report as income for its taxable year its pro rata share of our ordinary earnings and net capital gain, if any, for our taxable years that end with or within the taxable year for which that holder is reporting, regardless of whether or not the Electing Holder received distributions from us in that year. The Electing Holder’s adjusted tax basis in the common units would be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed would result in a corresponding reduction in the Electing Holder’s adjusted tax basis in the common units and would not be taxed again once distributed. An Electing Holder, generally, would recognize capital gain or loss on the sale, exchange or other disposition of our common units. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return. If contrary to our expectations, we determine that we are treated as a PFIC for any taxable year, we will provide each U.S. Holder with the information necessary to make the QEF election described above. Although the QEF election is available with respect to subsidiaries, in the event we acquire or own a subsidiary in the future that is treated as a PFIC, no assurances can be made that we will be able to provide U.S. Holders with the necessary information to make the QEF election with respect to such subsidiary.
Taxation of U.S. Holders Making a Timely Mark-to-Market Election
If we were to be treated as a PFIC for any taxable year and, as we anticipate, our units were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common units, provided the U.S. Holder completes and files IRS Form 8621 with its U.S. federal income tax return. If that election is made, the U.S. Holder, generally, would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s common units at the end of the taxable year over the holder’s adjusted tax basis in the common units. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common units over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in its common units would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common units would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Because the mark-to-market election only applies to marketable stock, however, it would not apply to a U.S. Holder's indirect interest in any of our subsidiaries that were determined to be PFICs.
Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election
If we were to be treated as a PFIC for any taxable year, a U.S. Holder that does not make either a QEF election or a “mark-to-market” election for that year, such holder hereinafter a “Non-Electing Holder,” would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common units in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the portion of the Non-Electing Holder’s holding period for the common units before the taxable year) and (2) any gain realized on the sale, exchange or other disposition of the units. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common units;

•
the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common units. If we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual dies while owning our common units, such holder’s successor, generally, would not receive a step-up in tax basis with respect to such units.
U.S. Federal Income Taxation of Non-U.S. Holders
A beneficial owner of our common units (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to as a Non-U.S. Holder. If you are a partner in a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.
Distributions
Distributions we pay to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, our distributions will be subject to U.S. federal income tax to the extent they constitute income effectively connected with the Non-U.S. Holder’s U.S. trade or business. However, distributions paid to a Non-U.S. Holder that is engaged in a U.S. trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.
Disposition of Units
In general, a Non-U.S. Holder is not subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of our common units provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax in the event the gain from the disposition of units is effectively connected with the conduct of such U.S. trade or business (provided, in the case of certain Non-U.S. Holders entitled to the benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our common units if they are present in the United States for 183 days or more during the taxable year of such disposition and meet certain other requirements.

Backup Withholding and Information Reporting
In general, payments to a U.S. Individual Holder of distributions or the proceeds of a disposition of common units will be subject to information reporting. These payments to a U.S. Individual Holder also may be subject to backup withholding if the U.S. Individual Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or corporate distributions required to be reported on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.
Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.
Backup withholding is not an additional tax. Rather, a unitholder, generally, may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.
In addition, individual citizens or residents of the United States holding certain “foreign financial assets” (which, generally, includes stock and other securities issued by a foreign person unless held in an account maintained by a financial institution) that exceed certain thresholds (the lowest being holding foreign financial assets with an aggregate value in excess of: (1) $50,000 ($100,000 if you are married and file a joint return) on the last day of the tax year or (2) $75,000 ($150,000 if you are married and file a joint return) at any time during the tax year) are required to report information relating to such assets by filing IRS Form 8938. Significant penalties may apply for failure to satisfy the reporting obligations described above. Unitholders should consult their tax advisors regarding their reporting obligations, if any, that would result from their purchase, ownership or disposition of our units.

NON-UNITED STATES TAX CONSIDERATIONS

Marshall Islands Tax Considerations
The following discussion is based upon the opinion of Watson Farley & Williams LLP, our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands and is applicable only to persons who are not citizens of, do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.
Because we and our subsidiaries do not, and we do not expect that we or our other subsidiaries will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering has been and will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a unitholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of our common units, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to our common units.
It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Accordingly, each unitholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal, tax returns that may be required of such unitholder.
United Kingdom Tax Consequences
The following is a discussion of the material U.K. tax consequences that may be relevant to prospective unitholders who are not (and have not been) resident in the United Kingdom for U.K. tax purposes, or “non-U.K. Holders”.

Prospective unitholders who are (or have been) resident in the United Kingdom for U.K. tax purposes are urged to consult their own tax advisors regarding the potential U.K. tax consequences to them of an investment in our common units.
The discussion that follows is based upon existing U.K. legislation and current HM Revenue & Customs practice as of the date of this prospectus, both of which may change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences of unit ownership described below.
Taxation of Income and Disposals
We are not required to withhold U.K. tax when paying distributions to unitholders.
Under U.K. taxation legislation, non-U.K. holders will not be required to pay tax in the United Kingdom on income or profits, including chargeable (capital) gains, in respect of the acquisition, holding, disposition or redemption of the common units, provided that:
• such holders do not use or hold and are not deemed or considered to use or hold their common units in the course of carrying on a trade, profession or vocation in the United Kingdom; and
• such holders do not have a branch or agency or permanent establishment in the United Kingdom to which such common units are used, held or acquired.
We have obtained confirmation from HM Revenue & Customs that unitholders should not be regarded as carrying on a trade in the United Kingdom and should not be required to pay tax in the United Kingdom merely by virtue of ownership of our common units.
Stamp Taxes
No liability for stamp duty reserve tax should arise in connection with the issuance of units to unitholders or the transfer of units by unitholders.
Provided that the instrument of transfer is not executed in any part of the United Kingdom and does not relate to any property situated or to any matter or thing done or to be done in any part of the United Kingdom, no liabilities to U.K. stamp duty should arise in connection with the issue of units to unitholders or the transfer of units in our partnership.
Netherlands Tax Consequences
The following is a discussion of the material Netherlands tax consequences that may be relevant to prospective unitholders who are not and have not been resident of the Netherlands for Netherlands tax purposes and who are not subject to any Netherlands tax for any source or reason other than by virtue of their ownership of our common units.
Prospective unitholders who are, or have been, resident of the Netherlands for Netherlands tax purposes and/or subject to Netherlands tax for any source or reason other than by virtue of their ownership of our common units are urged to consult their own tax advisors regarding the potential Netherlands tax consequences to them of an investment in our common units.
The discussion that follows is based upon existing Netherlands legislation, case law and current Netherlands tax authorities’ practice and policy as of the date of this prospectus, both of which may change, possibly with retroactive effect. Changes in legislation, case law and the practice and policy of Netherlands tax authorities may cause the tax consequences to vary substantially from the consequences of unit ownership described below.
Distributions
We are not required to withhold Netherlands dividend withholding tax when making distributions to unitholders provided that the place of effective management of the following entities—VTTI Energy Partners GP LLC, VTTI MLP Energy Partners LP and VTTI MLP Holdings Ltd—is not in the Netherlands for Netherlands tax purposes.
We have obtained an Advance Tax Ruling from the Netherlands tax authorities confirming that the place of effective management of these entities will be outside the Netherlands on the basis of our description of those entities’ envisaged organization, governance and management, as included in the ruling request. In addition, to comply with a condition of the Advance Tax Ruling we have informed the Netherlands tax authorities of relevant changes that have occurred since the receipt of the Advance Tax Ruling. Consequently, any distribution to unitholders should not be subject to the Netherlands dividend withholding tax. Please read “—Advance Tax Ruling”.
Taxation of Income and Disposition of Common Units
Under the Netherlands tax legislation, non-Netherlands resident unitholders will not be subject to tax in the Netherlands merely by virtue of their ownership of our common units. Consequently, under such circumstances, non-Netherlands resident unitholders will not be liable to any Netherlands taxation regarding the purchase, ownership or disposition of common units. Also, non-Netherlands resident unitholders are not required to file a Netherlands tax return in the Netherlands relating to their ownership of common units merely by virtue of their ownership of our common units. We have also obtained an Advance Tax Ruling from the Netherlands tax authorities confirming this tax treatment. Please read “—Advance Tax Ruling”.
Advance Tax Ruling
We concluded an Advance Tax Ruling with the Netherlands tax authorities with a term of five years starting from the day of the IPO and with an understanding to prolong the Advance Tax Ruling for another period of five years, unless the relevant facts and circumstances have changed or in case of a relevant amendment of the law.
The Advance Tax Ruling is a legally binding agreement between us and the Netherlands tax authorities. In the Advance Tax Ruling we obtained advance certainty from the Netherlands tax authorities that under the present Netherlands taxation legislation, and based on our description of the relevant facts and circumstances as included in the ruling request, non-Netherlands resident common unitholders will not be subject to Netherlands non-resident tax merely by virtue of their ownership of our common units. It has also been agreed that we are not required to withhold Netherlands dividend withholding tax on distributions made to unitholders provided that the place of effective management of the following entities—VTTI Energy Partners GP LLC, VTTI MLP Energy Partners LP and VTTI MLP Holdings Ltd—is and will continue to be outside the Netherlands, which place of effective management has been confirmed to be outside the Netherlands on the basis of our description of those entities’ envisaged organization, governance and management as included in the ruling request.
In the Advance Tax Ruling, concluded on the basis of our description of the relevant facts and circumstances as included in the ruling request, we obtained advance certainty from the Netherlands tax authorities that under the present Netherlands taxation legislation dividend distributions and repayments of equity made by VTTI MLP B.V. to its shareholder VTTI MLP Holdings Ltd are exempt from the Netherlands dividend withholding tax and that any benefit, including capital gains and dividend income, derived from our operating subsidiaries by VTTI MLP B.V. should be exempt from the Netherlands taxation pursuant to the Netherlands participation exemption.
In the Advance Tax Ruling, concluded on the basis of our description of the envisaged organization, governance and management as included in the ruling request, we obtained advance certainty from the Netherlands tax authorities that we and our subsidiary VTTI MLP Holdings Ltd will not be regarded as Netherlands tax residents and, as a result, will not be subject to Netherlands corporate income tax.
In addition, to comply with a condition of the Advance Tax Ruling, we have informed the Netherlands tax authorities of relevant changes that have occurred since the receipt of the Advance Tax Ruling relating to our organization, governance and management.

PLAN OF DISTRIBUTION
The securities offered pursuant to this prospectus and any accompanying prospectus supplement may be sold in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of the above methods of sale.
The applicable prospectus supplement relating to the securities will set forth, among other things:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from such sale;

•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers;

•	any securities exchanges on which the securities may be listed.
We will fix a price or prices of our securities at:

•	market prices prevailing at the time of any sale under this registration statement;

•	prices related to market prices; or

•	negotiated prices.

We may change the price of the securities offered from time to time.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name any agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we utilize any underwriters in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with the underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We may indemnify the underwriters under the relevant underwriting agreement against specific civil liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum compensation to be paid to underwriters participating in any offering made pursuant to this prospectus will not exceed 8% of the gross proceeds from that offering.

If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto. We may use electronic media, including the internet, to sell offered securities directly.

We may offer our common units into an existing trading market on the terms described in the prospectus supplement relating thereto. Underwriters, dealers and agents who participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

Certain of the underwriters and their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the websites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are organized under the laws of the Marshall Islands as a limited partnership. Our general partner is organized under the laws of the Marshall Islands as a limited liability company. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of the directors and officers of our general partner and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of the directors and officers of our general partner are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, the directors or officers of our general partner, our general partner or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the Court of Chancery of the State of Delaware (or if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), unless otherwise provided for by Marshall Islands law, for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, our registered agent, to accept service of process on our behalf in any such action.

Watson Farley & Williams LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us, our general partner or its directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us, our general partner in original actions brought in the Marshall Islands, based on these laws.

The Partnership has been advised that there is uncertainty as to whether the courts of the United Kingdom would (1) recognize or enforce against us, our general partner or its directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us, our general partner or its directors in original actions brought in the United Kingdom based on these laws.

LEGAL MATTERS

Unless otherwise stated in the applicable prospectus supplement, (a) the validity of the securities and certain other legal matters with respect to the laws of The Republic of the Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Watson Farley & Williams LLP and (b) certain other legal matters will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Additional legal matters may be passed upon for any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS
The consolidated and combined carve-out financial statements of VTTI Energy Partners LP appearing in VTTI Energy Partners LP’s Annual Report (Form 20-F) for the year ended December 31, 2015 have been audited by Ernst & Young Accountants LLP, Boompjes 258, 3011 XZ Rotterdam, Netherlands, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated and combined carve-out financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

EXPENSES

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, in connection with the issuance and distribution of the securities covered by this prospectus. All amounts are estimated, except the SEC registration fee and the FINRA fee.

SEC registration fee	$50,350
FINRA filing fee	75,500
NYSE listing fee	*
Legal fees and expenses	*
Accounting fees and expenses	*
Printing costs	*
Transfer agent fees and other	*
Miscellaneous	*
Total	$*

*	To be provided in a prospectus supplement or in a Report on Form 6-K subsequently incorporated by reference into this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.    Indemnification of Directors and Officers

VTTI Energy Partners LP is a Marshall Islands limited partnership. Under the Marshall Islands Limited Partnership Act, a partnership agreement may set forth that the partnership shall indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

(1) our general partner;

(2) any departing general partner;

(3) any person who is or was an affiliate of our general partner or any departing general partner;

(4) any person who is or was a member, partner, director, officer, fiduciary or trustee of any entity described in (1), (2) or (3) above;

(5) any person who is or was serving as an officer, director, member, partner, fiduciary or trustee of another person at the request of any entity described in (1), (2) or (3) above;

(6) any person designated by the board of directors of our general partner;

(7) the members of the board of directors of our general partner; and

(8) any of our officers.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement. We currently maintain directors’ and officers’ insurance for our directors and officers.

Item 9.    Exhibits

1.1*	—	Form of Underwriting Agreement.
4.1	—	Certificate of Limited Partnership of VTTI Energy Partners LP (incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form F-1 (Registration No. 333-196907))
4.2	—
First Amended and Restated Agreement of Limited Partnership of VTTI Energy Partners LP dated as of August 6, 2014 (incorporated by reference to Exhibit 1.2 to the registrant’s Annual Report on Form 20-F filed April 30, 2015).

5.1	—	Opinion of Watson Farley & Williams LLP, with respect to the legality of the equity securities being registered.
8.1	—	Opinion of Latham & Watkins LLP, with respect to certain tax matters.
8.2	—	Opinion of Watson Farley & Williams LLP, with respect to certain tax matters.
23.1	—	Consent of Ernst & Young Accountants LLP
23.2	—	Consent of Watson Farley & Williams LLP (included in Exhibits 5.1 and 8.2).
23.3	—	Consent of Latham & Watkins LLP (included in Exhibit 8.1).
24.1	—	Power of Attorney (included on Page II-4).
*    To be filed by amendment or as an exhibit to a current report on Form 6‑K of the registrant that is incorporated by reference into this registration statement.

Item 10.    Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

(A) The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communications that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom on the 29th day of April, 2016.

VTTI Energy Partners LP

By:	VTTI Energy Partners GP LLC,
its General Partner

By:	/s/ Robert Nijst
Name:	Robert Nijst
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Robert Nijst and Robert Abbott as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement (including any amendments thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title

/s/ Robert Nijst	Chief Executive Officer
Robert Nijst	(Principal Executive Officer)

/s/ Robert Abbott	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Robert Abbott

/s/ Christopher Paul Bake	Chairman of the Board of Directors
Christopher Paul Bake

/s/ Javed Ahmed	Director
Javed Ahmed

/s/ Francis Brenner	Director
Francis Brenner

/s/ Ian Farmer	Director
Ian Farmer

/s/ David Fransen	Director
David Fransen

/s/ Paul Govaart	Director
Paul Govaart

/s/ Thomas Leaver	Director
Thomas Leaver

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of VTTI Energy Partners LP in the United States, has signed this registration statement in the City of Newark, State of Delaware, on the 29th day of April, 2016.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director, Authorized Representative in the United States

INDEX TO EXHIBITS

1.1*	—	Form of Underwriting Agreement.
4.1	—	Certificate of Limited Partnership of VTTI Energy Partners LP (incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form F-1 (Registration No. 333-196907))
4.2	—
First Amended and Restated Agreement of Limited Partnership of VTTI Energy Partners LP dated as of August 6, 2014 (incorporated by reference to Exhibit 1.2 to the registrant’s Annual Report on Form 20-F filed April 30, 2015).

5.1	—	Opinion of Watson Farley & Williams LLP, with respect to the legality of the equity securities being registered.
8.1	—	Opinion of Latham & Watkins LLP, with respect to certain tax matters.
8.2	—	Opinion of Watson Farley & Williams LLP, with respect to certain tax matters.
23.1	—	Consent of Ernst & Young Accountants LLP
23.2	—	Consent of Watson Farley & Williams LLP (included in Exhibits 5.1 and 8.2).
23.3	—	Consent of Latham & Watkins LLP (included in Exhibit 8.1).
24.1	—	Power of Attorney (included on Page II-4).

*    To be filed by amendment or as an exhibit to a current report on Form 6‑K of the registrant that is incorporated by reference into this registration statement.